Exhibit 21

                  Subsidiaries of AnnTaylor Stores Corporation






AnnTaylor, Inc., a Delaware corporation
AnnTaylor Sourcing Far East Limited, a Hong Kong Corporation
AnnTaylor Travel, Inc., a Delaware corporation
AnnTaylor Distribution Services, Inc., a Delaware corporation
AnnTaylor Retail, Inc., a Delaware corporation
Annco, Inc., a Delaware corporation